EXHIBIT (4)(yy)

                                  ENDORSEMENTS
                      (Only we can endorse this contract.)

                         OPTION TO EXCHANGE ANNUITANT{S)

Premium.--We grant this option in consideration of payment now of an extra single premium of $XXX.XX.

Right to Exchange.--You may exchange the annuitant of this contract for a new annuitant. If more than one annuitant is named on the first page, this right, and all the conditions that follow, will apply to all annuitants.

Exchange Date.--The phrase exchange date means the date you choose in your request for the exchange. It may not be more than 31 days after the date of your request.

Conditions.--Your right to make this exchange is subject to all these conditions:

1. On the exchange date the new annuitant must have reached his or her 18th birthday but must not have reached his or her 75th birthday.

2. You must ask for the exchange in a form that meets our needs.

3. The new annuitant must complete an application form.

4. We must have your request, your application and your contract at our Home Office within the 31 day period ending on the exchange date.

The exchange will take effect on the exchange date if both the present annuitant and the new annuitant are living on that date. At that time all rights under the contract will end for the present annuitant.

                                   The Prudential Insurance Company of America,

                                   By   /s/  ISABELLE L. KIRCHNER
                                                                 Secretary
                                                  SPECIMEN

PLI 288--88